UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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    Preliminary Proxy Statement

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    Definitive Proxy Statement

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    Soliciting Material Pursuant to § 240.14a-12

CRANE CO.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

March 11, 2005

DEAR CRANE CO. SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of the Shareholders of Crane Co., to be held at 10:00 a.m. Eastern Daylight Time on Monday, April 25, 2005 in the Elm Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2004 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,
R.S. EVANS Chairman of the Board

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2005

March 11, 2005

To the Shareholders of Crane Co.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Shareholders of Crane Co. will be held in the Elm Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 25, 2005 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect three directors to serve for three-year terms until the Annual Meeting of Shareholders in 2008;

2.	To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2005; and

3.	To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 28, 2005 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the meeting or any adjournment. A complete list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 100 First Stamford Place, Stamford, Connecticut.

In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the Internet address or the toll-free telephone number set forth on the enclosed proxy card.

By Order of the Board of Directors,
AUGUSTUS I. DUPONT Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE REQUEST THAT YOU WRITE FOR YOUR CARD OF ADMISSION TO THE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD, CONNECTICUT 06902

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2005

The enclosed proxy is solicited by the Board of Directors of Crane Co. (the "Company") for use at the Annual Meeting of Shareholders to be held in the Elm Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Monday, April 25, 2005, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the proxy will be voted for each nominee named herein for election as a director, and for the proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2005. If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the discretion of the person or persons holding the proxy. A shareholder may revoke a proxy at any time before the vote is taken, either by written notice to the Company, by submitting a new proxy or by personal ballot at the meeting.

Shareholders of record may vote by using the toll-free number listed on the proxy card as an alternative to using the written form of proxy. The telephone voting procedure is designed to authenticate votes cast by use of a Personal Identification Number. Alternatively, shareholders of record may vote their proxy via the Internet at the website www.eproxyvote.com/cr. Both procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that these procedures are consistent with the requirements of applicable law. Specific instructions to be followed by any shareholder of record interested in voting by telephone or via the Internet are set forth on the enclosed proxy card.

The date on which this proxy statement and enclosed form of proxy are first being sent to the Company's shareholders is on or about March 11, 2005.

Outstanding Shares and Required Votes.    As of the close of business on February 28, 2005, the record date for determining shareholders entitled to vote at the Annual Meeting, the Company had issued and outstanding 59,551,874 shares of Common Stock, par value $1.00 per share ("Common Stock"). Each share of Common Stock is entitled to one vote at the meeting. Three directors will be elected by a plurality vote of the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. The approval of auditors requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors.

Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters ("broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instructions from beneficial owners on the election of directors and the approval of auditors.

With regard to the election of directors, votes may be cast in favor or withheld, and the three persons receiving the highest number of favorable votes will be elected as directors of the Company. As to the approval of auditors, abstaining from voting certain shares will have the effect of a negative vote. Broker non-votes do not count as votes cast for or against the proposal, and therefore will not affect the outcome of the voting at the meeting.

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eleven members divided into three classes. At the Annual Meeting three directors are to be elected to hold office for three-year terms until the Annual Meeting in 2008 and until their successors are elected and qualified. The enclosed proxy will be voted for election of the three directors of such class named in the following table, each of whom currently serves as a director. The election of all three nominees has been proposed by the Nominating and Governance Committee and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

Set forth below for each of the nominees for election and for each of those directors whose term will continue are such person's age, position with the Company, period of service as a director of the Company, business experience during the past five years, directorships in other public companies and shareholdings in the Company as of February 28, 2005.

Common Shares Beneficially Owned (1)
Nominees to be Elected for Terms to Expire in 2008
E. THAYER BIGELOW, JR.	59,053
Age 63; Director since 1984. Managing Director, Bigelow Media, New York, NY (investment in media and entertainment companies) since September 2000 and Senior Advisor, Time Warner Inc., New York, NY (a media and entertainment company) since October 1998. Other directorships: Adelphia Communications Corp., Huttig Building Products, Inc., Lord Abbett & Co. Mutual Funds (42 funds)
JEAN GAULIN	26,000
Age 62; Director from 1995 to 1999 and since 2001. Retired Chairman, President and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, San Antonio, TX (petroleum refining and marketing). Chairman, President and Chief Executive Officer, Ultramar Diamond Shamrock Corporation, January 2000 to December 2001. Other directorships: Bombardier Recreational Products, Inc., National Bank of Canada, Rona, Inc., Saputo Inc.
CHARLES J. QUEENAN, JR.	23,282
Age 74; Director since 1986. Senior Counsel since 1995 and prior thereto, Partner, Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, PA (attorneys at law). Other directorships: Allegheny Technologies Incorporated, Teledyne Technologies Incorporated, Water Pik Technologies, Inc.
Directors Whose Terms Expire in 2006
R. S. EVANS	955,346
Age 60; Director since 1979. Chairman of the Board of the Company since April 2001. Chairman and Chief Executive Officer of the Company from 1984 to 2001. Other directorships: HBD Industries, Inc., Huttig Building Products, Inc.

Common Shares Beneficially Owned (1)
ERIC C. FAST	1,635,981
Age 55; Director since 1999. President and Chief Executive Officer of the Company since April 2001. President and Chief Operating Officer of the Company from September 1999 to April 2001. Other directorships: Convergys Corporation.
DORSEY R. GARDNER	40,852
Age 62; Director from 1982 to 1986 and since 1989. President, Kelso Management Company, Inc., Boston, MA (investment management). General Partner, Hollybank Investments, L. P., and Thistle Investments, L. P., Miami, FL (private investment funds). Other directorships: Huttig Building Products, Inc.
DWIGHT C. MINTON	74,647
Age 70; Director since 1983. Chairman Emeritus of the Board of Church & Dwight Co., Inc., Princeton, NJ (manufacturer of consumer and specialty products) since January 2001. Chairman and Chief Executive Officer of Church & Dwight Co., Inc. for more than five years prior to January 2001. Other directorships: Church & Dwight Co., Inc.
Directors Whose Terms Expire in 2007
KAREN E. DYKSTRA	4,030
Age 46; Director since 2004. Chief Financial Officer of Automatic Data Processing, Inc. ("ADP"), Roseland, NJ (provider of computerized transaction processing, data communications and information services) since February 2003. Vice President-Finance of ADP since July 2001. Corporate Controller of ADP from October 1998 to July 2001.
RICHARD S. FORTÉ	40,886
Age 60; Director since 1983. Retired Chairman, Forte Cashmere Company, South Natick, MA (importer and manufacturer) from January 2002 to April 2004. President, Dawson Forte Cashmere Company (importer) from 1997 to 2001. Other directorships: Huttig Building Products, Inc.
WILLIAM E. LIPNER	14,532
Age 57; Director since 1999. Chairman, Lipner Partners L.P. (real estate investments). Executive Vice Chairman, Taylor Nelson Sofres, PLC, London, England (market research services) from July 2003 to May 2004. Chairman and Chief Executive Officer, NFO WorldGroup, Inc., Greenwich, CT (marketing information research services worldwide) for more than five years prior to July 2003.
JAMES L. L. TULLIS	16,510
Age 57; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co., Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986. Other directorships: Viacell, Inc.

(1)	As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes stock options exercisable within 60 days. No director except Mr. R. S. Evans and Mr. E. C. Fast beneficially owns more than 1% of the outstanding shares of Common Stock. See Beneficial Ownership of Common Stock by Directors and Management, page 10.

The Board of Directors met ten times during 2004. One of such meetings included an executive session without management present, and R.S. Evans, Chairman of the Board, presided at such executive session. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member.

In addition, it is Company policy that each of our directors attend the Annual Meeting. All of our directors were in attendance at the 2004 Annual Meeting.

Committees of the Board.    The Board of Directors has established an Executive Committee, an Audit Committee, a Nominating and Governance Committee and a Management Organization and Compensation Committee. A copy of the Audit Committee's charter appears as Exhibit I to this Proxy Statement. Copies of all of the Committee charters are available at the Company's website at www.craneco.com/investors/corporate_governance.cfm. Copies are also available in print upon request to the Company, addressed to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902.

The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, met once in 2004. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Company's Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of substantially all of the Company's assets or dissolution of the Company, (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers of the Company.

The Audit Committee, which consists of directors who meet the independence and experience requirements of the NYSE, met eight times in 2004 (including four meetings by conference telephone to review quarterly financial information) with the Company's management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of their audits. The Audit Committee is the Board's principal agent in fulfilling legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company. Refer to page 21 for the Audit Committee's report.

The Board of Directors has determined that Ms. Dykstra is an "audit committee financial expert" as defined in regulations of the Securities and Exchange Commission. In addition, all of the members of the Audit Committee qualify as "independent" under the provisions of Section 301 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission thereunder.

The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors of the Company, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility and oversight of corporate governance matters. The Nominating and Governance Committee met three times in 2004.

The duties of the Management Organization and Compensation Committee include coordinating the annual evaluation of the Chief Executive Officer, recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer, review of the compensation of other officers and business unit presidents, review of director compensation, administration of the EVA Incentive Compensation Plan and Stock Incentive Plan, review and approval of significant changes or additions to the compensation policies and practices of the Company and review of management development and succession planning policies. The Management Organization and Compensation Committee met five times in 2004. Refer to page 15 for the Management Organization and Compensation Committee's report.

The memberships of committees during 2004 were as follows:

Executive Committee:

•	E. T. Bigelow, Jr.

•	R. S. Evans (Chairman)

•	E. C. Fast

•	D. C. Minton

Audit Committee:

•	K. E. Dykstra

•	R. S. Forté

•	D. R. Gardner

•	J. Gaulin

•	C. J. Queenan, Jr. (Chairman)

Nominating and Governance Committee:

•	E. T. Bigelow, Jr.

•	J. Gaulin (Chairman)

•	D. C. Minton

•	C. J. Queenan, Jr.

Management Organization and Compensation Committee:

•	E. T. Bigelow, Jr. (Chairman)

•	D. R. Gardner

•	W. E. Lipner

•	D. C. Minton

•	J. L. L. Tullis

Each of the members of the Audit Committee, the Nominating and Governance Committee and the Management Organization and Compensation Committee is independent under applicable NYSE rules.

Standards for Director Independence.    The Nominating and Governance Committee has reviewed whether any of the directors or nominees for director of the Company, other than the management directors, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, as such, reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an "independent" director under the NYSE rules or, in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the rules promulgated thereunder. The determinations of the Nominating and Governance Committee were reviewed and approved by the Board of Directors.

The standards set forth below were adopted to assist the Nominating and Governance Committee and the Board in making a determination of director independence. The following relationships, absent special circumstances, would preclude a director from qualifying as an independent director:

•	being a director who is or was an employee, or whose immediate family member is or was an executive officer, of the Company other than as an interim Chairman or CEO, unless at least three years have passed since the end of such employment relationship.

•	being a director who is or was within the past three years an executive officer or an employee, or whose immediate family member is or was within the past three years an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, the Company for property or services, if the amount of such payments exceeded the greater of $1 million, or 2% of such organization's consolidated gross revenues.

•	being a director who has received, or whose then living immediate family member has received, direct compensation from the Company, if the director is a member of the Audit Committee or the amount of such direct compensation received during any of the preceding three years has exceeded $100,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of the Company.

•	being a director who is a current partner of or employed by, or whose immediate family member is a current partner of or an employee who participates in audit, assurance or tax compliance (but not tax planning) at, a firm that is the internal or external auditor of the Company, or who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit at that time.

•	being a director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another organization where any of the Company's present executive officers serves on that organization's compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•	being a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to the Company, if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm's consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds described therein, will not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board will review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent.

The Nominating and Governance Committee and the Board have determined that all of the Company's directors other than Messrs. Evans and Fast are independent in accordance with the foregoing standards. Mr. Evans serves as non-executive Chairman of the Board pursuant to an agreement under which he received $400,000 in each of 2002 and 2003 and $100,000 in 2004, and has been deemed an employee of the Company during such period. Mr. Fast serves as President and Chief Executive Officer of the Company. In reaching their determination regarding the independence of Mr. Queenan, the Committee and the Board noted that Mr. Queenan is a senior counsel of Kirkpatrick & Lockhart Nicholson Graham LLP, a law firm that has provided services to the Company during the past year, but considered that Mr. Queenan retired as a partner of Kirkpatrick & Lockhart Nicholson Graham LLP in 1995 and that he has not been a member of that firm or had any interest in its profits for more than three years. In reaching their determination regarding the independence of Ms. Dykstra, who is Chief Financial Officer of Automatic Data Processing, Inc., the Committee noted that the Company paid Automatic Data Processing approximately $475,000 for payroll processing and shareholder communication services in 2004 in a series of arm's-length transactions, and that the amount and nature of such transactions were not likely to affect the independence of Ms. Dykstra's judgment.

The Company's Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, are available to any shareholder or other interested person on the Company's website at www.craneco.com/investors/corporate_governance.cfm.

Director Nominating Procedures.    The Company's Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE. Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board's ability to manage and direct the business and affairs of the Company. In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as the Company's Chief Executive Officer should not serve on more than two public company boards in addition to the Board, and other directors should not sit on more than four public company boards in addition to the Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by shareholders, and the Committee has the sole authority to retain a search firm to assist in this process, at the expense of the Company.

Nominations by Shareholders.    In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must supply the following information:

•	the name and business address of the proposed candidate;

•	qualifications to be a director of the Company;

•	a description of what would make such person a good addition to the Board;

•	a description of any relationships that could affect such person's qualifying as an independent director, including identifying all other public company board and committee memberships;

•	a confirmation of such person's willingness to serve as a director if selected by the Nominating and Governance Committee and nominated by the Board;

•	the name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Company's proxy statement if such person were a nominee, including, without limitation, the number of shares of Company common stock beneficially owned by such candidate.

Any shareholder recommendation for next year's annual meeting, together with the information described above, must be sent to the Corporate Secretary at 100 Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 26, 2005, and no later than January 25, 2006.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Thereafter, if the Committee determines that the candidate has potential, a more in-depth consideration would be undertaken. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the candidate has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, review the person's accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Communications with Directors.    The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Company "c/o Corporate Secretary" at 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, shareholders should use the following email address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary's office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or email is addressed.

Compensation of Directors.    The Company's standard retainer payable to each non-employee director is $35,000 per annum (as of the 2005 Annual Meeting, $50,000). Pursuant to the Non-Employee Director Stock Compensation Plan, non-employee directors receive, in lieu of cash, shares of Common Stock of the Company (rounded to the nearest ten shares) with a market value equal to 50% of the standard annual retainer. The other 50% of the annual retainer is paid in cash. All directors who are not employees of the Company, of whom there are currently nine, participate in the plan. The shares are issued each year as of the date of the Company's annual meeting, are forfeitable if the director ceases to remain a director until the Company's next annual meeting, except in the case of death, disability or change in control, and may not be sold for a period of five years or until such earlier date as the director leaves the Board. In April 2004 each non-employee director received 530 restricted shares of Common Stock pursuant to the plan. The Chairman of the Board does not participate in the Non-Employee Director Stock Compensation Plan.

In addition, under the Non-Employee Director Stock Compensation Plan an option to purchase 2,000 shares of Common Stock is granted to each non-employee director as of the date of each annual meeting of shareholders. Each such option has an exercise price equal to the fair market value at the date of grant, has a term of 10 years and vests 50% after one year, 75% after two years and 100% after three years from the date of grant. On April 26, 2004 each non-employee director other than Mr. Queenan received an option to purchase 2,000 shares at an exercise price of $33.31 per share. Mr. Queenan elected to continue to participate in the Crane Co. Retirement Plan for Non-Employee Directors (see description below), and therefore does not receive any stock option grants under the Non-Employee Director Stock Compensation Plan.

Non-employee directors also receive $1,000 for each Board meeting attended (as of the 2005 Annual Meeting, $2,000). Non-employee members of the Executive Committee receive a supplemental annual retainer of $2,000. Members of other committees receive $1,000 for each committee meeting attended (as of the 2005 Annual Meeting, $2,000), and committee chairmen receive a supplemental annual retainer of $10,000 for the Audit Committee and $7,500 for the Management Organization and Compensation Committee and the Nominating and Governance Committee.

The Crane Co. Retirement Plan for Non-Employee Directors provides for a benefit upon retirement at or after age 65 equal to the participant's annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from the Company's general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service. The Retirement Plan for Non-Employee Directors was terminated as to active directors when the Non-Employee Director Stock Compensation Plan was approved by shareholders in April 2000, but Mr. Queenan has elected to continue his participation in the Retirement Plan in lieu of any option grants under the Stock Compensation Plan. Former Crane Co. directors will continue to receive their retirement benefits under the Retirement Plan.

Share Ownership Guidelines for Directors.    The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Common Stock having a fair market value not less than five times the annual retainer payable to such director. A director must attain such ownership level on the later of February 23, 2006 or the fifth anniversary of the director's first election as a director.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND MANAGEMENT

To focus management attention on growth in shareholder value, the Company believes that officers and key employees should have a significant equity stake in the Company. It therefore encourages its officers and key employees to increase their ownership of and to hold Common Stock through the Stock Incentive Plan and the Savings and Investment Plan. Directors also receive 50% of their annual retainer in restricted stock issued under the Non-Employee Director Stock Compensation Plan. The beneficial ownership of Common Stock by the non-executive directors, the executive officers named in the Summary Compensation Table, all other executive officers as a group and all directors and executive officers of the Company as a group as of February 28, 2005 is as follows:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)						Percent of Class
		Shares Owned Directly		Shares Under Restricted Stock Plans (2)	Stock Options Exercisable Within 60 Days	Shares in Company Savings Plan (401(k))	Total Shares Beneficially Owned
Common Stock	E. T. Bigelow	28,123		530	30,400	—	59,053	0.09%
	K. E. Dykstra	2,500		530	1,000	—	4,030	0.01%
	R. S. Evans	434,230		—	510,225	10,891	955,346	1.53%
	E. C. Fast	153,515		240,705	1,240,280	1,481	1,635,981	2.63%
	R. S. Forte	13,656		530	26,700	—	40,886	0.07%
	D. R. Gardner	11,422		530	28,900	—	40,852	0.07%
	J. Gaulin	18,970		530	6,500	—	26,000	0.04%
	W. E. Lipner	4,002		530	10,000	—	14,532	0.02%
	D. C. Minton	28,117		530	46,000	—	74,647	0.12%
	C. J. Queenan	22,752		530	—	—	23,282	0.04%
	J. L. L. Tullis	4,680		530	11,300	—	16,510	0.03%
	M. H. Mitchell	—		25,000	10,000	374	35,374	0.06%
	A. I. duPont	27,814		55,180	342,158	2,220	427,372	0.69%
	E. M. Kopczick	7,899		46,913	125,573	9,049	189,434	0.30%
	J. A. Nano	2,398		26,500	45,000	867	74,765	0.12%
	Other Executive Officers (3 persons)	101,784		52,703	279,047	22,675	456,209	0.73%
	Total - Directors and Executive Officers as a Group (18 persons)	861,862	(3)	451,771	2,713,083	47,557	4,074,273	6.54%

(1)	As determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.

(2)	Subject to forfeiture if established performance and/or service conditions are not met.

(3)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of the Company, page 11); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 674,715 shares of Common Stock held in trusts for the pension plans of the Company and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont, Ms. Kopczick and one other executive officer, Mr. G. A. Dickoff, are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 28, 2005, 4,786 other employees of the Company held 2,033,111 shares of Common Stock in the Crane Co. Savings and Investment Plan and 597 shares of Common Stock in the Crane Co. Union Employees Savings and Investment Plan, resulting in a total of 6,107,981 shares of Common Stock beneficially owned by directors, officers and employees, or 9.8% of the outstanding shares as of February 28, 2005.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth the ownership by each person who owned of record or was known by the Company to own beneficially more than 5% of its Common Stock on February 28, 2005.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416		13.1%
Common Stock	Gabelli Funds, LLC One Corporate Center Rye, NY 10580-1435	4,282,849	(2)	7.2%
Common Stock	Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	2,978,493	(3)	5.0%

(1)	The Crane Fund is a charitable trust managed by trustees appointed by the Board of Directors of the Company. The incumbent trustees are G.A. Dickoff, A.I. duPont, and E. M. Kopczick, all of whom are executive officers of the Company. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its charitable purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2)	As reported in a Schedule 13F filed February 11, 2005. According to a previously filed Schedule 13D, such shares are owned by certain investment companies, broker/dealers and private investment partnerships which Mario J. Gabelli or Marc J. Gabelli directly or indirectly controls or for which one of them acts as chief investment officer, with the direct or indirect power to vote or direct the vote or to dispose or direct the disposition of all such shares.

(3)	As reported in an amended Schedule 13G filed February 3, 2005, such shares are owned by certain subsidiaries of Wachovia Corporation which serve as investment advisors for mutual funds and/or other clients who are the beneficial owners of the shares of Common Stock so reported; and by Wachovia Bank, N.A., a subsidiary of Wachovia Corporation, and SouthTrust Bank, a bank which merged into Wachovia Bank, N.A. on January 3, 2005, each of which holds certain of such shares in a fiduciary capacity for its respective customers. The Schedule 13G reports that Wachovia Corporation, through such subsidiaries, has sole power to vote or direct the vote of 582,738 shares, shared power to vote or direct the vote of 2,393,855 shares, sole power to dispose or direct the disposition of 2,872,831 shares and shared power to dispose or direct the disposition of 21,237 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for each of the last three completed fiscal years paid to the Company's Chief Executive Officer, and each of the four most highly paid executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 2004.

	Annual Compensation				Long-Term Compensation
Name	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Restricted Stock Award ($) (3)	Securities Underlying Options/ SARs (#)	All Other Compensation ($) (4)
E. C. Fast	2004	832,320	761,391	54,038	1,959,000	160,000	25,424
President and Chief	2003	816,000	546,276	46,766	625,200	180,000	26,126
Executive Officer (5)	2002	800,000	493,082	39,869	130,204	300,000	27,049
M. H. Mitchell	2004	210,833	408,664	3,000	326,500	30,000	5,935
Vice President, Operational Excellence (6)
A. I. duPont	2004	273,207	227,926	16,652	391,800	30,000	13,848
Vice President,	2003	267,850	163,883	18,050	245,454	40,000	14,012
General Counsel & Secretary	2002	262,600	125,887	16,926	146,605	40,000	14,822
E. M. Kopczick	2004	187,530	183,997	10,918	391,800	30,000	10,926
Vice President,	2003	178,600	137,974	8,749	171,149	40,000	14,475
Human Resources	2002	175,100	83,940	4,769	165,607	40,000	13,757
J. A. Nano	2004	204,000	140,043	4,460	261,200	20,000	16,791
Vice President &	2003	200,000	103,085	3,900	93,780	20,000	18,123
Controller	2002	180,000	61,635	1,600	0	10,000	13,685

(1)	Represents the amounts paid to the named executives under the Corporate EVA Incentive Compensation Plan (see Part B of the Report on Executive Compensation by the Management Organization & Compensation Committee on page 14) and, in the case of Mr. Mitchell, a sign-on bonus of $200,000. After giving effect to such payments, the account balances under such Plan for the named executives were as follows: E.C. Fast $24,609; M.H. Mitchell, $53,336; A.I. duPont, $73,374; E. M. Kopczick, $105,467; and J.A. Nano $76,097.

(2)	Amounts shown are the aggregate amount of dividends paid on shares of restricted stock, which are paid at the same rate as on all other shares of Common Stock.

(3)	Amounts shown are the fair market value at date of grant of shares of restricted stock awarded to the named executive officers with time-based vesting conditions. Such shares will vest in accordance with various schedules over a period of five years (for grants in 2002 and 2003) or three years (for grants in 2004) from the date of grant if the executive continues in the employ of the Company or upon his or her earlier death or permanent disability or upon a change-in-control of the Company. In the case of Messrs. Fast and duPont and Ms. Kopczick, these include shares of restricted stock to provide retirement benefits that would have been earned by them under the Company's qualified pension plan but for the application of certain limits imposed by the Internal Revenue Code (see Part C of the Report on Executive Compensation by the Management Organization and Compensation Committee on page 15). Such shares will vest after 10 years of service, or upon reaching age 65, or earlier retirement under the terms of the pension plan. Dividends are paid on all restricted stock at the same rate as other shares of Common Stock and are reported in the column "Other Annual Compensation" of the Summary Compensation Table.

The shares of restricted stock held by each of the named executive officers and the aggregate fair market value thereof at December 31, 2004 were as follows:

Name	Restricted Stock # of Shares	Aggregate Fair Market Value
E. C. Fast .. . . . . .	138,105	$3,986,401
M. H. Mitchell . . . . . . .	10,000	$288,650
A. I. duPont	42,648	$1,231,035
E. M. Kopczick	30,096	$868,721
J. A. Nano . . . . . . .	16,000	$461,840

(4)	Amounts include the Company's matching contribution for eligible employees for the purchase of Common Stock in the Company's Savings & Investment Plan (401(k)) (in 2004, Mr. Fast, $6,150; Mr. Mitchell, $4,124; Mr. duPont, $6,150; Ms. Kopczick, $6,150; and Ms. Nano, $6,150); premiums for life insurance (in 2004, Mr. Fast, $1,080; Mr. Mitchell, $342; Mr. duPont, $590; Ms. Kopczick, $405; and Ms. Nano, $441); and personal use of Company-provided automobiles (in 2004, Mr. Fast, $18,194; Mr. Mitchell, $1,469; Mr. duPont, $7,108; Ms. Kopczick, $4,371; and Ms. Nano, $10,200).

(5)	The amounts shown for Mr. Fast in 2002 include shares of restricted stock and stock options granted pursuant to an employment agreement executed in January 2001 in connection with his promotion to Chief Executive Officer. The agreement provides for accelerated vesting of all stock options and restricted stock if Mr. Fast's employment is terminated by the Company other than for cause. See Other Agreements and Information on page 19.

(6)	Mr. Mitchell joined the Company as Vice President, Operational Excellence in March 2004.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options/SARs Granted (1)	% of Total Options/SARs Granted to Employees in Fiscal Year (1)	Exercise or Base Price $/Share (2)	Expiration Date	Grant Date Present Value ($) (3)
E. C. Fast	160,000	14.37%	33.31	4/26/2010	1,350,400
M. H. Mitchell	30,000	2.69%	33.31	4/26/2010	253,200
A. I. duPont	30,000	2.69%	33.31	4/26/2010	253,200
E. M. Kopczick	30,000	2.69%	33.31	4/26/2010	253,200
J. A. Nano.	20,000	1.80%	33.31	4/26/2010	168,800

(1)	No SARs were granted.

(2)	The exercise price of options granted under the Company's Stock Incentive Plan was 100% of the fair market value of the shares on the grant date. Options granted become exercisable 50% one year, 75% two years and 100% three years after the grant and expire, unless exercised, six years after grant. If employment terminates, the optionee generally may exercise the option only to the extent it could have been exercised on the date his employment terminated and must be exercised within three months thereof. In the event employment terminates by reason of retirement, permanent disability or change in control, options become fully exercisable. The exercise price may be paid by delivery of shares owned for more than six months and income tax obligations related to the exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

(3)	The amounts shown for all individuals were calculated using a Black-Scholes option pricing model which derives a value of $8.44 per share for each option granted on April 26, 2004. The estimated values assume a risk-free rate of return of 3.55% based upon the 5-year Treasury (adjusted for constant maturities) from the Federal Reserve Statistical Release H.15(519), stock price volatility of 29.63%, a dividend yield of 1.201% and an expected option duration of 3.95 years. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) (1)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
E. C. Fast	0	0	1,040,280	325,000	6,345,045	1,300,575
M. H. Mitchell	0	0	—	20,000	—	—
A. I. duPont	22,076	374,188	307,158	60,000	1,688,264	251,450
E. M. Kopczick ..	0	0	85,693	60,000	514,962	251,450
J. A. Nano	0	0	27,500	32,500	203,663	111,638

(1)	No SARs were held at December 31, 2004.

(2)	Computed based upon the difference between aggregate fair market value at December 31, 2004, the last trading day of the year, and aggregate exercise price.

Performance Graph

The following performance graph compares the total return to shareholders of a hypothetical investment of $100 in each of Crane Co. Common Stock, the S&P 500 Index and the S&P Industrial Machinery Index, from December 31, 1999 to December 31, 2004. "Total Return" means the increase in value of the investment assuming reinvestment of all dividends received during the period.

	1999	2000	2001	2002	2003	2004
Crane Co.	$100	$145	$133	$105	$165	$157
S&P 500	100	91	80	62	80	89
S&P 500 Industrial Machinery	100	95	101	100	138	163

Companies included in the S&P Industrial Machinery Index are: Danaher Corporation, Dover Corporation, Eaton Corporation, Illinois Tool Works, Ingersoll-Rand Co., ITT Industries, Inc., Pall Corp. and Parker-Hannifin Corporation. Crane Co. was included in the S&P 500 Index and the S&P Industrial Machinery Index between December 31, 1999 and December 17, 2004.

REPORT ON EXECUTIVE COMPENSATION
BY THE MANAGEMENT ORGANIZATION AND COMPENSATION
COMMITTEE OF THE COMPANY

In 2004 the Management Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") maintained its previously established three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium-term cash incentive compensation linked to measurable increases in shareholder value; and long-term incentive compensation utilizing stock options the value of which is keyed to increases in shareholder returns (through increases in the price of the Company's Common Stock) and awards of restricted Common Stock for retention purposes.

The Committee has established targets for ownership of Company Common Stock to encourage executive officers and key employees to hold a significant portion of their net worth in the Company's Common Stock, so that the future price of the Company's Common Stock will constitute a key element in their financial planning and ultimately in their net worth. The policy permits executives to sell up to 50 percent of the net shares realized upon an option exercise or vesting of restricted stock, while retaining at least 50 percent of such net shares in order to meet the stock ownership guidelines. Once such guidelines are met the policy permits executives to sell any shares held above the required ownership guidelines. The ownership guidelines for executive officers are expressed as a multiple of base salary, ranging from a multiple of one, for salaries up to $125,000, to a multiple of five, for salaries above $500,000.

A. Base Salaries.    In 2004 the base salaries of the Company's executive officers and other key managers were reviewed and adjusted where appropriate to reflect promotions and other changes in duties as well as competitive market conditions. The Committee believes the Company's base salaries are sufficiently competitive to attract and retain qualified executive officers and key managers. Base salaries of executive officers were increased 2% in 2004, except for one executive officer who received a competitive market increase of 5%.

B. Short and Medium-Term Incentive Compensation—Focused on Economic Value Added.    The Company's annual incentive compensation program utilizes the principles of economic value added ("EVA"). EVA is defined as the difference between the return on total capital invested in the business (net operating profit after tax, or NOPAT, divided by total capital employed) and the cost of capital, multiplied by total capital employed.

The Committee believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term. The program does not involve the meeting of pre-established goals, as such. Rather, the EVA during the year, in aggregate as well as the increase or decrease compared to the prior year, is the sole basis for any incentive compensation award, thereby motivating executives to focus on continuous value improvement. Awards are generally uncapped (subject to a maximum annual award of $3,000,000 to any one individual) to provide maximum incentive to create value and, because awards may be positive or negative, executives can incur penalties when value is reduced.

The key elements of the EVA formula are the cost of capital, the return on capital, the amount of capital employed in the Company, the net operating profit of the Company after tax and the prior year's EVA. Thus, the EVA formula requires the executive to focus on improvement in the Company's balance sheet as well as the income statement. Awards are calculated on the basis of year end results, and award formulas utilize both a percentage of the change in EVA from the prior year, whether positive or negative, and a percentage of the positive EVA, if any, in the current year. EVA awards for corporate executives are calculated for the Company as a whole.

EVA awards are calculated using total capital employed and NOPAT based on amounts as reported in the Company's published financial statements, except that provisions relating to the Company's asbestos liabilities are excluded. In addition, the Committee has the authority to exclude significant non-budgeted or non-controllable gains or losses from actual financial results in order to properly measure EVA. The component cost of equity is fixed by the Committee at the beginning of each year, while the cost of debt is determined on the basis of the Company's actual interest cost during the year and the blended cost of capital is reviewed and approved by the Committee following the end of the year.

If the EVA award for a particular year is positive, it is paid out to the participating executive up to the predetermined target (percentage of salary), and any excess is credited to the executive's "bank account." If the EVA award is negative, an executive may still receive a cash payment from his or her bank account up to the target bonus, before the negative EVA award is applied to the bank account. If the executive's bank account is a positive number, one-third of the account balance is also paid to the executive in cash, and the remainder of the account balance represents that individual's "equity" in the account for future years. If the account balance is negative, the executive will receive no incentive compensation payment the following year unless the EVA award is positive. Each year, the Company adds interest to a positive balance at six percent. The account is subject to forfeiture in the event an executive leaves the Company by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a change-in-control of the Company. Although the program is formula driven, the Committee retains discretion to review and adjust the EVA calculation and its impact on individuals for reasonableness and to preserve its incentivizing objectives, provided that the EVA award percentages of the individuals named in the Summary Compensation Table are capped by the Committee at the beginning of the year.

C. Long-Term Incentive Compensation—Focused on Shareholder Return.    The Company has used its stock option and restricted stock plans as the foundation for a long-term stock-based incentive compensation program focused on shareholder return. The Committee believes that executive officers approach their responsibilities more like owners of the Company as their holdings of and potential to own Company Common Stock increase. This philosophy starts with the Board of Directors, whose non-employee members receive 50% of their annual retainer in Company Common Stock. As of February 28, 2005, 6.54% of the Company's Common Stock is beneficially owned by directors and executive officers. (See Beneficial Ownership of Common Stock by Directors and Management, page 10.)

(i) Stock Options.    The Stock Incentive Plan is administered by the Committee, which is authorized to grant options to key employees of the Company or any majority-owned subsidiary of the Company. Options granted become exercisable 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date and the option price must not be less than 100% of the average fair market value on the date of grant. Options expire, unless exercised, six years (ten years for options granted prior to 2004) after grant. Because the Company's Stock Incentive Plan requires that options be granted at no less than fair market value, a gain can result only if the Company's share price increases from the date of grant. This incentive program is, therefore, directly tied to increases in shareholder value. In 2004, the Committee granted 1,113,400 stock options, with an expiration date six years after the date of grant, to the officers and key employees of the Company.

(ii) Restricted Stock.    Under the Stock Incentive Plan, the Committee may also award restricted shares of the Company's Common Stock to selected officers and key employees. The Committee has the authority to select participants and to determine the amount and timing of awards, restriction periods, market value thresholds and any terms and conditions applicable to grants. Since 1998, the Committee has awarded restricted stock only with time-vesting criteria to selected employees for long-term retention purposes. A total of 235,500 shares of restricted stock were awarded to officers and other key employees of the Company on this basis in 2004, which generally vest as to one-third of the award on the first, second and third anniversaries of the date of grant, or upon the participant's earlier death, permanent disability, normal retirement at age 65 or upon a change-in-control of the Company.

Since 1995, the Committee has also administered a program using grants of restricted stock to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered for determining benefits under tax-qualified plans. Under this program, the Committee will grant from time to time to certain executive officers and key employees who have been impacted by such tax limitations amounts of restricted stock to make up that portion of the Company's retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The Committee is of the view that the grants provide the potential to offset the tax limitations on the executive's future pension benefits, but require the recipient to look to future increases in shareholder value through stock appreciation if that objective is to be actually achieved. No shares of restricted stock were granted under this program in 2004.

D. Compensation for the Chief Executive Officer.    E. C. Fast has an employment agreement, entered into in 2001 when he succeeded R. S. Evans as Chief Executive Officer. The employment agreement with Mr. Fast, the principal terms of which are set forth below under the caption "Other Agreements and Information," is in keeping with the Committee's view that Chief Executive Officer compensation should include a competitive base salary while emphasizing incentives closely linked to shareholder return, such as the Company's EVA Plan and significant grants of stock options, with substantial awards of time-based restricted stock for retention purposes. After considering competitive salary data for comparable industrial companies, the Committee recommended that Mr. Fast's annual base salary for 2004 (like the base salaries of all executive officers, with one exception; see paragraph A above) be increased two percent, to $832,320, which increase was approved by the Board of Directors. Mr. Fast's 2004 incentive compensation award of $786,000 under the EVA Incentive Compensation Plan was calculated on the basis of a pre-established 30% participation percentage of the aggregate EVA for the Company. Of that award, $761,391 was paid to Mr. Fast, and the balance was added to his EVA bank account, which stood at $24,609 at December 31, 2004. In addition, the Committee granted to Mr. Fast options to purchase 160,000 shares of Common Stock, at an exercise price of $33.31 per share, and 60,000 shares of restricted stock.

E. Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's proxy statement unless the compensation meets certain specific requirements. The EVA Incentive Compensation Plan is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options granted under the Company's stock incentive plans will meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted to offset the impact of the tax limitations on pension benefits, as well as the other time-based restricted stock awarded in 2004 as described in paragraph C above, would not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

Submitted by:
The Management Organization and Compensation Committee of the Board of Directors of Crane Co. E.T. Bigelow, Jr. D.R. Gardner W.E. Lipner D.C. Minton J.L.L. Tullis

RETIREMENT BENEFITS

All officers of the Company, including the individuals in the Summary Compensation Table, are participants in the Company's pension plan for all eligible employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant's average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 1 2/3% per year of service of the participant's Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including "home allowances"); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee's taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus the bonus shown in the Table for the immediately preceding year.

The table below sets forth the estimated annual benefit payable on retirement at normal retirement age (age 65) under the Company's pension plan. Benefits are based on accruals through December 31, 2004 for specified salary and years of service classifications, and assume benefits to be paid in the form of a single life annuity. The amounts have not been reduced by the Social Security offset referred to above.

Pension Plan Table

Average Annual Compensation(1)	Years of Service(2)
	15	20	25	30	35
$150,000	$37,508	$50,010	$62,513	$75,015	$87,518
$175,000	43,759	58,345	72,931	87,518	102,104
$200,000	50,010	66,680	83,350	100,020	116,690
$225,000	56,261	75,015	93,769	112,523	131,276
$235,000	58,762	78,349	97,936	117,524	137,111
$250,000	62,513	83,350	104,188	125,025	145,863

(1)	Commencing January 1, 1994, for the purpose of determining benefit accruals and benefit limitations under the pension plan, a participant's compensation is deemed to be limited to $150,000 indexed for inflation in future years (the "OBRA '93 Limitation"). As a result of the OBRA '93 Limitation, the covered compensation under the Company's pension plan for the foregoing individuals for the years 1994 through 1996 was limited to $150,000, then increased to $160,000 for 1997, 1998 and 1999, to $170,000 for 2000 and 2001, to $200,000 for 2002 and 2003 and to $205,000 for 2004.

(2)	Mr. Fast joined the Company in 1999 and has five years of service credit under the Company's pension plan. Mr. Mitchell joined the Company in 2004 and has one year of service credit under the Company's pension plan. Mr. duPont joined the Company in 1996 and has nine years of service credit under the Company's pension plan. Ms. Kopczick has 25 years of service credit under the Company's pension plan, including service with a predecessor company. Ms. Nano joined the Company in 2001 and has three years of service credit under the Plan.

The actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $160,000 or 100% of the officer's average compensation during his highest three consecutive calendar years of earnings (the "Tax Act Limitation"). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with the Company or 10 years of participation in the defined benefit plan.

OTHER AGREEMENTS AND INFORMATION

The Company has entered into indemnification agreements with E. C. Fast, each other director of the Company, Messrs. Mitchell and duPont, Ms. Kopczick, Ms. Nano, and the three other executive officers of the Company, the form of which was approved by the shareholders of the Company at the 1987 Annual Meeting. The indemnification agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of services as a director, officer, employee, trustee, agent or fiduciary of the Company or for another entity at the request of the Company, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack thereof.

Each of the individuals named in the Summary Compensation Table (and certain other executive officers) has an agreement which, in the event of a change in control of the Company, provides for the continuation of the employee's then current base salary, bonus plan and benefits for the three-year period following the change in control. Upon termination within three years after a change in control, by the Company without cause or by the employee with "Good Reason" (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year's bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year's bonus or the average of the last three years' bonuses, and all accrued deferred compensation and vacation pay; employee benefits, medical coverage and other benefits also continue for three years after termination. "Good Reason" under the agreements includes, among other things, any action by the Company which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements also provide that the employee may terminate his or her employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by the Company to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the various options and restricted stock plans of the Company) ("Payment"), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the agreements provide that the Company shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such payments, the employee will retain an amount equal to the excise tax on all the Payments. The agreements are for a three-year period, but are automatically extended annually by an additional year unless the Company gives notice that the period shall not be extended.

On January 22, 2001 the Company entered into an employment agreement with Mr. Fast pursuant to which Mr. Fast agreed to serve as President and Chief Executive Officer of the Company commencing on the date of the 2001 Annual Meeting, April 23, 2001. The employment agreement is renewable each year for one additional year unless either party gives written notice to the other, and provides for the following compensation: (i) an annual salary of no less than $650,000; (ii) participation in the EVA Incentive Compensation Plan; (iii) the grant of certain stock options in 2001 and 2002; and (iv) the grant of certain shares of restricted stock in 2001. The employment agreement also contains certain covenants of Mr. Fast concerning confidentiality, non-competition and non-solicitation of employees after termination of employment. If the Company terminates Mr. Fast's employment other than for cause, Mr. Fast would be entitled to receive a lump sum cash payment equal to two times his annual base salary plus the higher of his current EVA bank account or two times his highest EVA bonus payment in the preceding five years, all stock options would become fully vested and exercisable and all restricted stock would become fully vested and nonforfeitable.

Mr. R.S. Evans serves as non-executive Chairman of the Board pursuant to an agreement entered into in 2001 upon his retirement as Chief Executive Officer of the Company. Under this agreement, Mr. Evans receives an annual retainer of no less than $400,000. This annual retainer was reduced to $100,000 effective April 23, 2004. In addition, the Company provides Mr. Evans with an office at the Company's headquarters and the use of the Company's airplane for business and personal use subject to the approval of the Company's Chief Executive Officer. The agreement has a term of three years, renewable each year for an additional year, and if the Company terminates Mr. Evans' employment other than for cause, or if

Mr. Evans terminates his employment for Good Reason (as defined in the agreement) or for any reason after a change in control, Mr. Evans would be entitled to receive a lump sum cash payment equal to the full amount of his retainer through the end of the term of the agreement.

The Company has entered into time share agreements with Mr. Evans and Mr. Fast regarding personal use of the Company's aircraft. Under these agreements, which became effective on January 1, 2004, the Company agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay the Company for each flight an amount equal to the lesser of (i) the amount calculated for personal use of aircraft under Department of Treasury regulations or (ii) the sum of specified expenses actually incurred for such flight.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the fiscal year ended December 31, 2004 each director and executive officer of the Company filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time, except for the late filing of the following Form 4 reports: one report regarding a grant of stock options and restricted stock to each of G. S. Scimone, T. M. Noonan, R. S. Forte, E. C. Fast and E. T. Bigelow; one report regarding a grant of restricted stock to C.J. Queenan; one report of a surrender of shares for tax purposes by each of R. S. Evans, E. M. Kopczick and E. C. Fast; and one report regarding both a grant of stock options and restricted stock and the surrender of shares for tax purposes by A. D. Pantaleoni. No filing was more than one day late. To the Company's knowledge, based solely on a review of the copies of such reports furnished to it, each beneficial owner of more than 10% of the Company's Common Stock filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 in a timely manner.

OTHER TRANSACTIONS AND RELATIONSHIPS

The law firm of Kirkpatrick & Lockhart Nicholson Graham LLP, of which Mr. Queenan is senior counsel, furnished legal services to the Company in 2004. Mr. Queenan retired from Kirkpatrick & Lockhart Nicholson Graham LLP as a partner in 1995, and he no longer has any interest in the profits of the firm. The Company paid Automatic Data Processing, Inc., of which Ms. Dykstra is Chief Financial Officer, approximately $475,000 in 2004 for payroll processing and shareholder communication services, in a series of arm's-length transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is or has ever been an officer or employee of the Company, and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Committee is an executive officer.

PRINCIPAL ACCOUNTING FIRM FEES

Set forth below is a summary of the fees paid for the years ended December 31, 2004 and 2003 to the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the "Deloitte Entities"):

	2004	2003
	($ in thousands)
Audit fees (a)	$3,131	$1,765
Audit-related fees (b)	514	159
Tax fees (c)	934	395
All other fees (d)	16	82
Total	$4,595	$2,401

(a)	Audit services consisted of: (i) audit of the Company's annual financial statements; (ii) reviews of the Company's quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related services consisted of: (i) Sarbanes-Oxley Act, Section 404 advisory services; (ii) acquisition assistance; and (iii) financial accounting and reporting consultations.

(c)	Fees for tax compliance services totaled $907 and $366 in 2004 and 2003, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $27 and $29 in 2004 and 2003, respectively.

(d)	Fees for all other services billed consisted of fees for software licenses and training.

	2004	2003
Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	0.9%	4.8%
Percentage of non-audit services approved by the Audit Committee	100%	100%

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the "Committee") assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. All of the members of the Committee qualify as "independent" under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors' independence. The Committee received a report on the quality control procedures of the independent auditors as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, both with and without members of management present, discussed and reviewed the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2004, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for performing an independent audit of the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee may rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

The Committee approved a policy regarding services by the Company's independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget or within the approved budget but in excess of $100,000 must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2005. The Committee also recommended the reappointment, subject to shareholder approval, of Deloitte & Touche LLP to serve as independent auditors and the Board of Directors concurred in such recommendation.

Submitted by:
The Audit Committee of the Board of Directors of Crane Co. K.E. Dykstra R.S. Forté D.R. Gardner J. Gaulin C.J. Queenan, Jr.

APPROVAL OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the shareholders approve the selection of the firm of Deloitte & Touche LLP as independent auditors for the Company for 2005. Deloitte & Touche LLP have been the independent auditors for the Company since 1979. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the consolidated financial statements of the Company for the current year. In accordance with the Company's practice, a member of Deloitte & Touche LLP is expected to attend the Annual Meeting, and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

MISCELLANEOUS

Solicitation of Proxies.    The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, email and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. To aid in the solicitation of proxies, the Company has retained Georgeson Shareholder Communications, Inc., which will receive a fee for its services of $5,500 plus out-of-pocket expenses. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference.    The Report on Executive Compensation on pages 15-17, the Audit Committee Report on page 21 and the Performance Graph on page 14 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates either of said reports or said graph by reference and neither of the reports nor the graph shall otherwise be deemed filed under such Acts.

Next Annual Meeting; Shareholder Proposals.    The By-Laws provide that the Annual Meeting of Shareholders of the Company will be held on the second Monday in May in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2006 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before November 4, 2005. In addition, under the Company's By-Laws, if security holders intend to nominate directors or present proposals at the 2006 Annual Meeting other than through inclusion of such proposals in the Company's proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than December 26, 2005 and no later than January 25, 2006. If the Company does not receive notice by that date, then such proposals may not be presented at the 2006 Annual Meeting.

Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided, or to use the Internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,
AUGUSTUS I. DUPONT Secretary

March 11, 2005

EXHIBIT I

CHARTER OF THE
AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF CRANE CO.

I. PURPOSE AND AUTHORITY OF THE COMMITTEE

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Crane Co. (the "Company") shall be to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, (a) assisting the Board's oversight of (i) the integrity of the Company's financial statements, (ii) the Company's independent auditors' qualifications and independence, (iii) the performance of the Company's independent auditors and the Company's internal audit function, and (iv) the Company's compliance with legal and regulatory requirements; (b) discharging the responsibilities of a qualified legal compliance committee ("QLCC"), as provided for under the rules of the Securities and Exchange Commission ("SEC"), as in effect from time to time; and (c) preparing the report required to be prepared by the Committee pursuant to the rules of the SEC for inclusion in the Company's annual proxy statement.

The Committee is to be the Board's principal agent in assuring the independence of the Company's independent auditors, the integrity of management and the adequacy of disclosures to shareholders. The independent auditors are ultimately accountable to the Committee, and the Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, or to nominate the independent auditors to be proposed for shareholder approval. The Committee also has responsibility for reviewing compliance with the Company's business ethics and conflict of interest policies.

The Committee is to provide a free and open avenue of communication between and among the Board, the independent auditors, internal auditors, management and counsel to the Company as their duties relate to accounting, financial reporting and controls and legal compliance.

The Committee is granted the authority to investigate any matter or activity involving financial reporting, accounting or internal controls of the Company, or any violations of the Company's business ethics or conflict of interest policies, or any report of evidence of (a) a material violation of applicable U.S. federal or state securities laws, (b) a material breach of fiduciary duty arising from any federal or state law or (c) a similar material breach of any such law. All employees shall be directed to cooperate with respect thereto as requested by members of the Committee or its authorized representatives. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities.

II. COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of three or more directors who qualify as independent directors under the provisions below, and each member of the Committee shall be qualified to serve on the Committee pursuant to the New York Stock Exchange (the "NYSE") and the Sarbanes-Oxley Act of 2002 (the "Act") and the rules and regulations promulgated by the SEC pursuant to the Act. Each Committee member shall be "financially literate," or must become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member shall have "accounting or related financial management expertise," as such qualifications are interpreted by the Board in its business judgment.

The members of the Committee shall be appointed annually to one-year terms by majority vote of the Board at the first meeting of the Board following the annual meeting of stockholders. One of the members shall be appointed Committee Chairman by the Board. Vacancies on the Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. No member of the Committee shall be removed except by majority vote of the Independent Directors then in office.

Director's fees (including any additional amounts paid to chairmen of committees and to members of committees of the Board), including director stock awards and option grants, are the only compensation a member of the Committee may receive from the Company; provided, however, that a member of the Committee may also receive pension or other forms of deferred compensation from the Company for prior service so long as such compensation is not contingent in any way on continued service.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies.

III. MEETINGS AND PROCEDURES OF THE COMMITTEE

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter, and in aid of its responsibilities as the Company's QLCC, the Committee shall adopt written procedures for the confidential receipt, retention and consideration of any report, provided to it as the Company's QLCC, of a material violation within the meaning of SEC Rule 205 promulgated pursuant to the Act. The Committee is to meet at least four times each year and as many other times as the Committee deems necessary. Members of the Committee will strive to be present at all meetings. As necessary or desirable, the Chairman may request that members of management, the Director of Internal Audit and representatives of the independent auditors be present at meetings of the Committee. The Committee shall meet at least annually in separate executive sessions with management, the Director of Internal Audit and the independent auditors to discuss any matters that the Committee or each of these groups believes should be discussed privately.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate within the scope of the Committee's authority; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting and highlighting any matters requiring decision-making by the Board. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV. DUTIES OF THE COMMITTEE

The Committee shall have the following duties and responsibilities:

(1)	Review with the Company's management, independent auditors and Director of Internal Audit, the adequacy and effectiveness of accounting and financial reporting systems and controls and compliance with applicable codes of conduct, laws and regulations. The Committee should have familiarity with the accounting and reporting principles and practices applied by the Company in preparing financial statements.

(2)	Select, in its sole discretion, the firm of independent auditors to audit the financial statements of the Company for each fiscal year and otherwise be directly responsible for the appointment, compensation, retention and oversight of the work of independent auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such

2

independent auditor must report directly to the Committee. Review and evaluate the performance of the Company's independent auditors, including the lead partner of the independent auditors, and, in its sole discretion (subject, if applicable, to shareholder ratification), make decisions regarding the replacement or termination of the independent auditors when circumstances warrant.

(3)	Review, prior to the annual audit, the scope and general extent of the independent auditors' audit engagement. The Committee's review should entail an understanding from the independent auditors of the factors considered in determining the audit scope, including:

•	Industry and business risk characteristics of the Company;

•	External reporting requirements;

•	Materiality of the various segments of the Company's consolidated and non-consolidated activities;

•	Quality of internal accounting controls;

•	Extent of involvement of internal audit in the audit examination; and

•	Other areas to be covered during the audit engagement.

(4)	Review and, in its sole discretion, approve in advance the Company's independent auditors' annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit engagements and relationships between the Company and such auditors (which approval should be made after receiving input from the Company's management). Approval of audit and permitted non-audit services may also be made by the chairman of the Committee and, if any such approval is granted, the chairman shall report such approval to the Committee at the next scheduled meeting.

(5)	Obtain at least annually from the Company's independent auditors and review a report describing:

(i)	the independent auditors' internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

(iii)	all relationships between the independent auditors and the Company and the letter required by the Independence Standards Board Standard No. 1, as such Standard may be modified or supplemented.

The Committee shall present to the Board its conclusions with respect to the above matters, as well as its review of the lead partner of the independent auditors.

(6)	Oversee the independence of the Company's independent auditors by, among other things:

(i)	actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and taking appropriate action to satisfy itself of the auditors' independence;

(ii)	ensuring that the independent auditors are not performing an audit of the Company's financial statements contemporaneously with any non-permitted non-audit service;

(iii)	ensuring that the lead audit partner and reviewing audit partner responsible for the audit of the Company's financial statements have not performed audit services for the Company for more than the previous five consecutive fiscal years of the Company;

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(iv)	ensuring that the chief executive officer, controller, chief financial officer, chief accounting officer or other person serving in an equivalent position of the Company, was not, within one year prior to the initiation of the audit, an employee of the independent auditors who participated in any capacity in the Company's audit;

(v)	considering whether there should be a regular rotation of the Company's independent auditors; and

(vi)	ensuring that the audit partner has not received compensation based directly on selling to the Company services other than audit, review and attest services.

(7)	Discuss with the independent auditors the matters required to be discussed by generally accepted auditing standards, including SAS 61, as modified or supplemented, in order to provide the Committee with additional information regarding the scope and results of the audit that may assist the Committee in overseeing the financial reporting and disclosure process for which management is responsible.

(8)	Evaluate the cooperation received by the independent auditors during their audit engagement, including their access to all requested records, data and information. Also, elicit the comments of management regarding the effectiveness and responsiveness of the independent auditors. Inquire of the independent auditors whether there have been any disagreements with management, which if not satisfactorily resolved would have caused them to issue a non-standard report on the Company's financial statements.

(9)	Discuss with the independent auditors their judgments as to the quality of the accounting principles used in the financial statements and any matters that they or the Committee believe should be discussed including those in their "letter of comments and recommendations."

(10)	Based on the review and discussions referred to in paragraphs (7) through (9), determining whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the most recent fiscal year for filing with the SEC.

(11)	Review and approve the report of the Committee to be included in the Company's proxy statement.

(12)	Review and discuss with management, and the independent auditors, the Company's annual and quarterly financial statements and, with respect to the annual financial statements, the independent auditors' opinion rendered with respect to such financial statements. This review and discussion is to encompass, in either instance, the financial statements and related notes, as well as the related "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(13)	Review the Company's earnings press releases (especially the use of "pro forma" or "adjusted" information not prepared in compliance with generally accepted accounting principles), as well as financial information and earnings guidance provided by the Company to analysts and rating agencies (which review may be done generally (i.e., discussion of the types of information to be disclosed and type of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance).

(14)	Review with the independent auditors their procedures and standards relating to the requirement under the U.S. federal securities laws that their audit include procedures designed to provide reasonable assurance of detecting illegal acts, and their related reporting obligations.

(15)	Review the internal audit function of the Company including its independence, authority and reporting obligations. Meet annually with the Director of Internal Audit and receive a report on the size, organization and work plans of the internal audit department and coordination

4

of such plans with the independent auditors. Review any significant findings resulting from audits completed by the internal auditors. The review should also include a discussion of the responsibilities, budget and staffing of the Company's internal audit function.

(16)	Review on a regular basis with the Company's independent auditors any problems or difficulties encountered by the independent auditors in the course of any audit work, including management's response with respect thereto, any restrictions on the scope of the independent auditors' activities or on access to requested information, and any significant disagreements with management. In connection therewith, the Committee should review with the independent auditors the following:

(i)	any accounting adjustments that were noted or proposed by the independent auditors but were rejected by management (as immaterial or otherwise);

(ii)	any communications between the audit team and the independent auditor's national office respecting auditing or accounting issues presented by the engagement; and

(iii)	any "management" or "internal control" letter issued, or proposed to be issued, by the independent auditors to the Company.

(17)	Review with management, the Company's independent auditors and, if appropriate, the Director of Internal Audit, the following:

(i)	critical accounting policies and practices to be used;

(ii)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(iii)	other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted difference.

(18)	Review periodically the adequacy of the Company's accounting, financial and auditing personnel resources.

(19)	Review any charitable contribution in excess of $10,000 to a charity or other tax exempt entity of which a director or executive officer of the Company, or his or her spouse, is a trustee or Board member or which under the rules established by the NYSE would cause a director to be deemed not to be independent.

(20)	Establish clear hiring policies by the Company for employees or former employees of the Company's independent auditors.

(21)	Establish procedures for (i) the receipt, retention and treatment of complaints received from employees of the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(22)	Consult with management on the establishment and maintenance of an environment that promotes ethical behavior, including the establishment, communication and enforcement of codes of conduct to guard against dishonest, unethical or illegal activities. Review significant conflicts of interest involving directors or executive officers.

(23)	Review and evaluate periodically the Company's risk management policies in light of the Company's business strategy, capital strength and overall risk tolerance. Evaluate on a periodic basis the Company's investment and derivatives risk management policies, including the internal system to review operational risks, procedures for derivatives investment and trading and safeguards to ensure compliance with procedures.

(24)	Review, with the General Counsel, legal compliance matters and any legal matter that would have a significant impact on the Company's financial statements.

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(25)	Review periodically the Company's tax policies and any pending audits or assessments.

(26)	Report regularly to the Board on its activities, as appropriate. In connection therewith, the Committee should review with the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

(27)	Review and reassess the adequacy of this Charter on an annual basis and recommend to the Board any appropriate changes in this Charter or the duties of the Committee.

(28)	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

V. DUTIES OF THE COMMITTEE ACTING AS THE COMPANY'S QLCC

Acting as the Company's QLCC, the Committee shall have the following additional authority and responsibilities:

(1)	The Committee shall receive any report of evidence of a material violation within the meaning of SEC Rule 205 and upon receipt of any such report shall so inform the Company's chief executive officer and its general counsel unless it deems such report to be futile.

(2)	Acting with such expert advice and assistance as it may deem appropriate, the Committee shall determine whether an investigation regarding any such report is necessary.

(3)	If it determines that further investigation of any such report is warranted, the Committee shall (a) notify the Board of its determination; (b) initiate such investigation by the Company's general counsel or by such outside counsel as the Committee, in its discretion, may select and engage; and (c) retain such additional expert assistance as the Committee shall deem necessary.

(4)	At the conclusion of any such investigation, the Committee shall (a) recommend that the Company implement an appropriate response to findings of its investigation and (b) inform the Board and the Company's chief executive officer and its general counsel of the results of its investigation and the remedial actions the Committee believes are appropriate under the circumstances.

(5)	The Committee shall take all other actions it deems appropriate in light of its investigation and findings, including action to notify the SEC in the event the Company materially fails to implement any appropriate remedial actions the Committee has recommended.

VI. EVALUATION OF THE COMMITTEE

The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company's or the Board's policies or procedures.

VII. INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may retain, at the Company's expense, such independent

6

counsel, accountants, consultants or other advisers as it deems necessary to facilitate the Committee's performance of its duties hereunder.

VIII. FUNDING

The Company shall provide the necessary funding for the payment of compensation to the independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, fees due to any advisers retained by the Committee and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

7

CRANE CO.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8048
EDISON, NJ 08818-8048

                                      CRANE
                YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

       VOTE-BY-INTERNET
--------------------------------------------------------------------------------
1. LOG ON TO THE INTERNET AND GO TO
   HTTP://WWW.EPROXYVOTE.COM/CR.
2. FOLLOW THE EASY STEPS OUTLINED ON THE SECURE
   WEBSITE.
--------------------------------------------------------------------------------
                                                        OR
       VOTE-BY-TELEPHONE
--------------------------------------------------------------------------------

1. CALL TOLL-FREE
   1-877-PRX-VOTE (1-877-779-8683)
2. FOLLOW THE EASY RECORDED INSTRUCTIONS.

  IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

X
                                                                            0309
PLEASE MARK
VOTES AS IN
THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES
AND FOR PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.

1. Election of Directors.

NOMINEES:

   (01) E.T. Bigelow, Jr.
   (02) J. Gaulin
   (03) C.J. Queenan, Jr.

   FOR      WITHHELD

   For all nominees except as written above

2. Approval of Deloitte & Touche LLP as independent auditors for the Company for
   2005.

   FOR     AGAINST     ABSTAIN

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature: ______________ Date: _____ Signature:________________  Date: ________

                                      CRANE
                              INVESTOR INFORMATION

Visit our web site at WWW.CRANECO.COM where you will find detailed information about the Company, its component businesses and its stock performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive e-mail notification of Crane Co. news, the
Company's SEC filings, and Crane's daily closing stock price by clicking "Email
Alert Signup" at WWW.CRANECO.COM. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at
1-888-CRANE-CR (1-888-272-6327).

            ELECTRONIC DELIVERY OF ANNUAL REPORT AND PROXY MATERIALS

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of future annual reports and proxy statements, you may register your authorization at
WWW.ECONSENT.COM/CR. You will be required to provide your social security number, e-mail address and the account number. You can locate your account number on your stock certificate, dividend check or plan statement.

                                   DETACH HERE

                                      PROXY

                                    CRANE CO.

                  ANNUAL MEETING OF SHAREHOLDERS APRIL 25, 2005
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint and constitute R.S. Evans, E.C. Fast and
A.I. duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane
Co. held of record by the undersigned at the close of business on February 28,
2005 at the Annual Meeting of Shareholders of Crane Co. to be held in the Elm
Meeting Room of the Westin Stamford Hotel, One First Stamford Place, Stamford,
Connecticut on Monday, April 25, 2005 at 10:00 a.m., Eastern Daylight Time, or
at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE
REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE
WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR
SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR USE THE TOLL-FREE TELEPHONE
NUMBER OR INTERNET WEB SITE ON THE REVERSE SIDE.

P
R
O
X
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